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                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                             3Dfx Interactive, Inc.
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                (Name of Registrant as Specified In Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:
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     As many of you know, 3dfx Interactive and STB Systems will be holding special meetings of their shareholders tomorrow, Friday, April 30, 1999 to vote on the proposed merger between the two companies and other related matters.

     The meetings were scheduled with a very short timeline in order to get the vote completed before the end of this Fiscal Quarter. As a result of this somewhat compressed timeframe, some shareholders have only recently received their proxy statements and have not yet voted. Please note that if you have not yet received your proxy statement, you should do the following immediately: for 3dfx shareholders, contact Paul Wilson at 408-935-4400; for STB shareholders, contact Bryan Keyes at 972-234-8750.

     It is very important for both companies to receive your vote: 3dfx must receive over fifty percent of its outstanding shares and STB must receive two-thirds of their outstanding shares to obtain approval. If you were a shareholder of 3dfx on March 26, 1999 or of STB on March 30, 1999, we need you to send your vote in today -- Thursday, April 29, 1999 -- either by electronic or telephonic means. Votes can be cast via the internet at "www.proxyvote.com" or via telephone by dialing the 800# indicated on your voting instructions. You will need your twelve-digit control number indicated on your proxy card in order to log your vote.

     In closing, I want to thank you for your attention to this important matter, to reconfim how much we value our shareholders, and to say how very excited we are about the prospects for the combined company.